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                                                                    EXHIBIT 99.1



           BRIGHTPOINT ANNOUNCES THE APPOINTMENT OF ANTHONY W. BOOR AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER


PLAINFIELD, Ind.--(BUSINESS WIRE)--October 17, 2005--Brightpoint, Inc. (the "company") (NASDAQ:CELL) announced today that Anthony W. Boor, who has been the acting Chief Financial Officer and acting Principal Financial Officer of Brightpoint, Inc since June of 2005 and the Senior Vice President, Chief Financial Officer of the Brightpoint Americas division since 2001, has been appointed by the Company's Board of Directors to serve as the Executive Vice President, Chief Financial Officer and Treasurer of Brightpoint, Inc.


Anthony Boor has been Acting Chief Financial Officer and Principal Financial Officer since June 2005 and Senior Vice President and Chief Financial Officer of Brightpoint Americas division since July 2001. Mr. Boor was previously Vice President and Controller of Brightpoint North America L.P. from July 1999 to July 2001 and Director of Business Management of Brightpoint North America from August 1998 to July 1999. Prior to joining Brightpoint, Mr. Boor was employed in various financial positions with Macmillan Publishing, Day Dream, Inc., Ernst & Young, LLP, New Mexico State Fairgrounds and The Downs at Albuquerque, KPMG, LLP and Ernst & Whinney. Mr. Boor is a Certified Public Accountant and has a B.S. in accounting from New Mexico State University.


Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

CONTACT: Brightpoint, Inc., Plainfield, Indiana
Anurag Gupta, (317) 707-2355